BLUE CALYPSO RECEIVES NOTICE OF ISSUANCE ON FOURTH PATENT

DALLAS, TX – (BUSINESS WIRE) – 5/29/13 – Blue Calypso, Inc. (OTCBB:BCYP - News)  is pleased to announce today that they have received a “Notice of Issuance” (NOI) for U.S. Patent number 8,452,646 titled “System and Method for Providing Endorsed Electronic Offers Between Communication Devices” from the U.S. Patent & Trademark Office (USPTO). This is Blue Calypso’s fourth patent and further strengthens the Company’s original patent claim set as a “Continuation In Part” (CIP) of US patent 7,664,516 along with US patent numbers 8,155,679 and 8,438,055.  This new patent builds on the existing issued patents and includes geo-location enabled couponing.  Blue Calypso, Inc. has one more allowed CIP in process at the patent office and several new patents filed or in the works.

“Mobile technologies are the ultimate enabler of relationships and value in people’s daily lives.  Mobile has the potential to empower brands to create circumstantially relevant offers and incentives for their advocates and their friends based on data points such as their location, personal preferences and even the weather.  The future of branding and demand generation will depend on a brand’s ability to enrich the lives of consumers in welcomed and relevant ways, versus interrupt and annoy.” said Andrew Levi, Blue Calypso’s Founder, Chief Technology Officer, and inventor of its patented platform.

Blue Calypso believes this issuance by the USPTO is compelling because it further substantiates the depth of Blue Calypso’s technology.  “We are focused on our patent development as it relates to future products and services,” says Bill Ogle, CEO. “Future patents serve to strengthen our patent portfolio, help guard against infringement and protect our core business as we innovate.”

About Blue Calypso, Inc.

Blue Calypso is an innovator in digital word-of-mouth marketing and advertising.  With Blue Calypso’s patented platform, brands can harness the power of friend-to-friend referrals by empowering their advocates to share brand content with their unique social graph and rewarding sharing and engagement. Through robust, real-time analytics, brands can maximize their gain against social media initiatives, acquire high-value customers and increase sales.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION

Investor Relations:

Blue Calypso, Inc.

David Polster, CFO

972-695-4776, ext. 528

Merriman Capital, Inc.Capital Markets AdvisorDouglas Rogers, Managing Director415-248-5612